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                                                                      Exhibit 12

STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
(Dollar amounts in thousands)

                                                                      For the Three Months Ended March 31,
                                                                          2003                    2002
                                                                      ------------            ------------
Earnings available to cover fixed charges:
 Net income before minority interests in income
  and discontinued operations                                         $     17,755            $     20,863
 Minority interests not convertible into Common Stock                         (243)                   (170)
 Operating income from discontinued operations                                 707                   1,446
 Equity earnings in unconsolidated entities in excess of
  distributions from unconsolidated entities                                    (4)                   (307)
 Interest expense                                                           14,441                  12,832
 Interest from discontinued operations                                           -                     255
                                                                      ------------            ------------
Earnings available to cover fixed charges                             $     32,656            $     34,919
                                                                      ============            ============

Fixed charges:
 Interest expense                                                     $     14,441            $     12,832
 Interest from discontinued operations                                           -                     255
 Interest capitalized                                                        3,082                   3,044
                                                                      ------------            ------------
Fixed charges                                                         $     17,523            $     16,131
                                                                      ============            ============

Preferred stock dividends                                                    2,657                   1,142
                                                                      ------------            ------------
Fixed charges and preferred stock dividends
                                                                      $     20,180            $     17,273
                                                                      ============            ============

Earnings available to cover fixed charges                             $     32,656            $     34,919
Divided by fixed charges                                              $     17,523            $     16,131
                                                                      ============            ============
Ratio of earnings to fixed charges                                            1.9x                    2.2x
                                                                      ============            ============

Earnings available to cover fixed charges                             $     32,656            $     34,919
Divided by fixed charges and preferred stock dividends                $     20,180            $     17,273
                                                                      ============            ============
Ratio of earnings to combined fixed charges and preferred stock
 dividends                                                                    1.6x                    2.0x
                                                                      ============            ============